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                  RECYCLING INDUSTRIES, INC. 401(k) RETIREMENT TRUST











                               Effective August 1, 1998











                                    Copyright 1996
                           Reinihart, Boerner, Van Deuren,
                              Norris & Rieselbach, s.c.
                                 All Rights Reserved.

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                              RECYCLING INDUSTRIES, INC.
                               401(k) RETIREMENT TRUST


                                  TABLE OF CONTENTS

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                                                                                 PAGE

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ARTICLE 1

     Definitions and Construction. . . . . . . . . . . . . . . . . . . . . . . . .1-1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1-1
     1.2  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1-2

ARTICLE 2

     Establishment, Acceptance and Purpose . . . . . . . . . . . . . . . . . . . .2-1
     2.1  Establishment and Acceptance . . . . . . . . . . . . . . . . . . . . . .2-1
     2.2  Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2-1

ARTICLE 3

     Management and Administration of Trust Fund . . . . . . . . . . . . . . . . .3-1
     3.1  Control of Trust Fund. . . . . . . . . . . . . . . . . . . . . . . . . .3-1
     3.2  Management of Trust Fund . . . . . . . . . . . . . . . . . . . . . . . .3-1
     3.3  Appointment of Investment Manager. . . . . . . . . . . . . . . . . . . .3-1
     3.4  Limitation of Duty . . . . . . . . . . . . . . . . . . . . . . . . . . .3-2
     3.5  Establishment of Other Trusts. . . . . . . . . . . . . . . . . . . . . .3-2

ARTICLE 4

     Investment of Trust Fund. . . . . . . . . . . . . . . . . . . . . . . . . . .4-1
     4.1  Investment of Trustee's Account. . . . . . . . . . . . . . . . . . . . .4-1
     4.2  Investment of Investment Manager's Account . . . . . . . . . . . . . . .4-1
     4.3  Investment Pursuant to Direction by the Company, its
            Delegate or a Participant. . . . . . . . . . . . . . . . . . . . . . .4-1
     4.4  Purchaser of Insurance Contracts . . . . . . . . . . . . . . . . . . . .4-1
     4.5  Investment in Company Property . . . . . . . . . . . . . . . . . . . . .4-1
     4.6  Commingled Funds.. . . . . . . . . . . . . . . . . . . . . . . . . . . .4-2

ARTICLE 5

     Duties of the Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . .5-1
     5.1  Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5-1
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     5.2  Contributions to the Plan. . . . . . . . . . . . . . . . . . . . . . . .5-1
     5.3  Payments from the Trust Fund . . . . . . . . . . . . . . . . . . . . . .5-1

ARTICLE 6

     Powers of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6-1

ARTICLE 7

     Compensation, Expenses and Taxes. . . . . . . . . . . . . . . . . . . . . . .7-1
     7.1  Payment of Compensation and Expenses . . . . . . . . . . . . . . . . . .7-1
     7.2  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .7-1

ARTICLE 8

     Protection, Indemnification and Litigation. . . . . . . . . . . . . . . . . .8-1
     8.1  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . . .8-1
     8.2  Reliance Upon Verified Communications. . . . . . . . . . . . . . . . . .8-1
     8.3  Liability of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . .8-1
     8.4  Indemnification of Company . . . . . . . . . . . . . . . . . . . . . . .8-2
     8.5  Trustee Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .8-2

ARTICLE 9

     Resignation and Removal of Trustee. . . . . . . . . . . . . . . . . . . . . .9-1
     9.1  Removal by Company . . . . . . . . . . . . . . . . . . . . . . . . . . .9-1
     9.2  Resignation of Trustee . . . . . . . . . . . . . . . . . . . . . . . . .9-1
     9.3  Appointment of Successor Trustee by Company. . . . . . . . . . . . . . .9-1
     9.4  Appointment of Successor Trustee by Court. . . . . . . . . . . . . . . .9-1
     9.5  Duty of Company and Trustee to Successor Trustee . . . . . . . . . . . .9-1
     9.6  Mergers and Consolidations Involving Trustee . . . . . . . . . . . . . .9-1

ARTICLE 10

     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11-1

ARTICLE 11

     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11-1
     11.1 Termination by the Company . . . . . . . . . . . . . . . . . . . . . . 11-1
     11.2 Merger, Consolidation or Transfer of Assets of the Company . . . . . . 11-1
     11.3 Procedures Upon Termination. . . . . . . . . . . . . . . . . . . . . . 11-1
     11.4 Reversion of Trust Fund. . . . . . . . . . . . . . . . . . . . . . . . 11-1
     11.5 Discharge of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . 11-1
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ARTICLE 12

     General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-1
     12.1 Individual's Rights; Acquittance . . . . . . . . . . . . . . . . . . . 12-1
     12.2 Nonalienation of Benefits. . . . . . . . . . . . . . . . . . . . . . . 12-1
     12.3 Exercise of Authority by the Company . . . . . . . . . . . . . . . . . 12-1
     12.4 Exercise of Discretion of Corporate Trustee. . . . . . . . . . . . . . 12-1
     12.5 Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-1
     12.6 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-1
     12.7 Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-2
     12.8 Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-2
     12.9 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12-2
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                                          iii

                              RECYCLING INDUSTRIES, INC.
                               401(k) RETIREMENT TRUST

          THIS AGREEMENT is originally entered into as of the 1st day of August, 1998, by and between Recycling Industries, Inc., with its principal office in Englewood, Colorado (the "Company"), and Central Bank & Trust Co. as Trustee of the trust hereby created by this Agreement. The Trustee, however, has no duties, responsibilities or obligations under this Agreement prior to its receipt of any assets of the Trust Fund created pursuant to this Agreement.

          1. The Company has established and maintains the Recycling Industries, Inc. 401(k) Retirement Plan.

          2. The Company wishes to create a trust to fund the benefits payable pursuant to the Plan, as amended from time to time.

          3. The Company and the Trustee intend that the trust established pursuant to this Agreement be maintained as part of a plan qualified pursuant to Code section 401(a) and be exempt from federal tax pursuant to Code section 501(a).

          4. In consideration of the promises and of the mutual covenants, agreements, terms and provisions set forth in this Agreement, the Company and the Trustee agree as follows:

                                      ARTICLE 1

                             Definitions and Construction


          1.1 DEFINITIONS. The following words and phrases shall have the meanings stated below:

               (a) ADMINISTRATOR. The person or persons appointed by the Company pursuant to the Plan, who shall control and manage the operation and administration of the Plan. If the Company does not appoint any such person or persons, then the Company shall be the Administrator.

               (b) AGREEMENT. This agreement between the Trustee and the Company which creates the trust.

               (c) CODE. The Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

               (d) COMPANY. Recycling Industries, Inc., a Colorado corporation, and any successor which adopts the Plan.

               (e) EFFECTIVE DATE. August 1, 1998, the date the trust created by this Agreement commences.

               (f) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

               (g) INVESTMENT MANAGER. An investment advisor registered pursuant to the Investment Advisors Act of 1940, a bank as defined in such Act or an insurance company qualified to manage the assets of employee benefit plans pursuant to the laws of more than one state, which is appointed by the Company to supervise and direct the investment and reinvestment of all or a portion of the Trust Fund.

               (h) INVESTMENT MANAGER'S ACCOUNT. The portion of the Trust Fund designated by the Company with respect to which an Investment Manager has given the Trustee investment directions pursuant to section 3.2.

               (i) PARTICIPANT. A person who is a "Participant" pursuant to the Plan.

               (j) PLAN. The Recycling Industries, Inc., 401(k) Retirement Plan, as amended from time to time.

               (k) TRUST FUND. The assets of the Plan held in trust by the Trustee pursuant to this Agreement.

                                       1-1

               (l) TRUSTEE. The individual, group of individuals, trust company, bank or other entity identified as Trustee on the first page of this Agreement and any successor or successors of such Trustee.

               (m) TRUSTEE'S ACCOUNT. The portion of the Trust Fund with respect to which the Trustee has not received investment directions from any authorized party pursuant to section 3.2.

          1.2 CONSTRUCTION. Except to the extent preempted by ERISA, the laws of the State of Colorado, as amended from time to time, shall govern the construction and application of this Agreement. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall refer to the entire Agreement, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. If any provisions of the Code or ERISA render any provisions of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

                                       1-2

                                       ARTICLE 2

                        Establishment, Acceptance and Purpose


               2.1 ESTABLISHMENT AND ACCEPTANCE. As of the Effective Date, the Company establishes with the Trustee the Trust Fund, which shall consist of all property transferred to the Trustee pursuant to the Plan and all transfers to the Trustee from the trustee of any other retirement plan formerly covering a Participant, together with all interest, income and profits which accrue on such property. The Trustee shall hold, manage and administer the assets of the Trust Fund in accordance with this Agreement. The Trustee accepts the trust created pursuant to this Agreement and agrees to perform the duties, responsibilities and obligations required of it by this Agreement.

          2.2 PURPOSE. The exclusive purpose of the Trust Fund is to provide benefits for Participants and their beneficiaries and to defray reasonable expenses of administering and operating the Plan and Trust Fund. Except for the Company's right to receive certain amounts pursuant to the terms of the Plan or Trust, no part of the Trust Fund shall be used for, or diverted to, another purpose except upon termination of the Plan and satisfaction of Trust expenses and all liabilities to Participants and their beneficiaries.

                                       2-1

                                       ARTICLE 3

                     Management and Administration of Trust Fund


          3.1 CONTROL OF TRUST FUND. In addition to the powers otherwise granted the Trustee in this Agreement, the Trustee shall have the power to control the Trust Fund and to do all such acts, to take all such proceedings and to exercise all such rights and privileges as the Trustee deems necessary or advisable to administer the Trust Fund or to carry out the purposes of this Agreement.

          3.2 MANAGEMENT OF TRUST FUND. The property comprising the Trust Fund shall be managed, acquired and disposed of as follows:

               (a) Except as provided in the following sentence, the Trustee shall have exclusive responsibility, discretion and authority to manage the Trust Fund consistent with the Plan. As to those portions of the Trust Fund regarding which the Company, its delegates, an Investment Manager or a Participant has given the Trustee verified investment directions, the Trustee shall exercise the powers granted it by this Agreement only pursuant to or consistent with such directions.

               (b) The Company or its delegate may, by verified direction to the Trustee, direct the investment of all or a portion of the Trust Fund (except any Investment Manager's Account) in a manner consistent with the terms of this Agreement, the Plan and applicable law.

               (c) An Investment Manager shall have the authority, by verified direction to the Trustee, to direct the investment of that portion of the Trust Fund with respect to which it has been appointed an Investment Manager pursuant to section 3.3. The Investment Manager must direct investments in a manner consistent with this Agreement, the Plan and applicable law.

               (d) To the extent authorized by the Company and the Plan, a Participant may, by verified direction to the Trustee, direct the investment of that portion of the Trust Fund allocated to his account. The Participant must direct investments in a manner consistent with this Agreement, the Plan and applicable law.

               All directions pursuant to this section 3.2 shall be verified in writing or as otherwise agreed to by the Company and Trustee.

          3.3 APPOINTMENT OF INVESTMENT MANAGER. The Company may appoint one or more Investment Managers to direct the investment of or all or a portion of the Trust Fund. As a condition to its appointment, an Investment Manager shall acknowledge in writing its acceptance of such appointment and that it is a fiduciary with respect to the assets of the Trust Fund subject to its investment discretion. An Investment Manager, who is not also a Trustee, shall not have authority to take custody of any property which is a part of the Trust Fund.
The Company may furnish an Investment Manager with written investment guidelines for investment of the Investment Manager's Account and these guidelines may include directions with respect to diversification of

                                       3-1
the investments. The Company shall notify the Trustee in writing of the appointment, resignation or termination of an Investment Manager.

          3.4 LIMITATION OF DUTY. The authority reserved to the Company in sections 3.2 and 3.3 shall not impose upon the Company any duty, responsibility or obligation to exercise such authority or to manage all or any portion of the Trust Fund.

          3.5 ESTABLISHMENT OF OTHER TRUSTS. If the Company adopts or establishes one or more other trusts exempt from income tax pursuant to Code section 501(a) for the purpose of implementing the Plan and the Company notifies the Trustee in writing of this purpose, the Trustee shall:

               (a) Transfer and pay over to the trustee of any such other trust such cash and other property as the Company, from time to time, directs in writing; and

               (b) Receive and hold as a part of the Trust Fund the cash and other property as may, from time to time, be delivered to it by the Trustee of any such other trust.

                                       3-2

                                       ARTICLE 4

                               Investment of Trust Fund


          4.1 INVESTMENT OF TRUSTEE'S ACCOUNT. Except as specified below or as required by the Plan, the Trustee shall invest and reinvest the principal and income of the Trustee's Account and keep the Trustee's Account portion of the Trust Fund invested pursuant to the Plan's requirements and applicable law.

          4.2 INVESTMENT OF INVESTMENT MANAGER'S ACCOUNT. The Trustee shall invest the principal and income of the Investment Manager's Account as directed by the Investment Manager, provided the direction accords with this Agreement, the Plan and applicable law and is in the form agreed to by the Trustee and Company. The Trustee shall have no further duties or obligations with respect to any investment made pursuant to such direction.

          4.3 INVESTMENT PURSUANT TO DIRECTION BY THE COMPANY, ITS DELEGATE OR A PARTICIPANT. The Trustee shall invest the principal and income of the portion of the Trustee's Account with regard to which the Trustee received direction pursuant to subsection 3.2(b) or (d) above, as directed by the Company, its delegate or a Participant, provided the direction accords with this Agreement, the Plan and applicable law and is in the form agreed to by the Trustee and Company. The Trustee shall have no further duties or obligations with respect to any investment made pursuant to such direction.

          4.4 PURCHASER OF INSURANCE CONTRACTS. Subject to the Plan, the Trustee may apply for and purchase life insurance, retirement annuity, retirement income or other contracts from responsible insurance companies. The Trustee may exercise at any time the rights of the absolute owner of such contracts or rights which may be granted pursuant to such contracts. The Trustee may collect, receive, settle for and disburse the benefits of all such contracts as and when entitled to do so pursuant to the provisions of such contracts. The Trustee may execute all necessary receipts and releases to the issuing insurance companies. The Trustee shall own and hold all contracts issued by insurance companies and purchased pursuant to the Plan and deal with such contracts in any manner as may be necessary and prudent pursuant to the terms and provisions of the Plan and this Agreement.

          4.5 INVESTMENT IN COMPANY PROPERTY. Except as otherwise provided in this section 4.5, the Trustee shall not invest in the stocks, bonds, notes, other obligations, or any other property, real or personal, of the Company or any of its subsidiaries or affiliates. If the Plan is not an "eligible individual account plan" as that term is defined in ERISA, the Trustee may invest up to 10% of the assets of the Plan in "qualifying employer securities" and/or "qualifying employer real property" as those terms are defined in ERISA. If the Plan or a part thereof is an "eligible individual account plan" as that term is defined in ERISA, the Trustee may invest up to 100% of the assets of the Plan in "qualifying employer securities" and/or "qualifying employer real property" as those terms are defined in ERISA. The Trustee may not invest any amounts allocated to a Participant's Account attributable to employee pre-tax deferrals or after-tax contributions, in

                                       4-1
qualifying employer securities or qualifying employer real property unless applicable securities laws are satisfied.

          4.6 COMMINGLED FUNDS. Declarations of Trust executed by the Trustee create commingled funds for the investment of the Trustee's fiduciary accounts. The Declarations of Trust for the commingled funds identified in Exhibit A, attached, if any, are made a part of this Agreement; provided that such Declarations of Trust comply, if necessary, with the Rules and Regulations of the Comptroller of the Currency and the laws of any state having jurisdiction and have, where appropriate, been approved by the Internal Revenue Service.

          Notwithstanding any other provision of this Agreement, the Trustee may commingle all or any part of the assets of this trust with assets of other trusts and invested as part of the above described commingled funds, provided that a proper accounting is maintained in the Trustee's books and records. Any part of the Trust Fund added to commingled funds shall be subject to all the provisions of the applicable Declaration of Trust, as amended from time to time.

          The Trustee may, from time to time, withdraw from such commingled trust all or part of the Trust Fund as the Trustee deems advisable.

                                       4-2

                                       ARTICLE 5
                                Duties of the Trustee

          5.1 DUTIES. In addition to any duty or responsibility otherwise imposed on the Trustee by law or this Agreement, the Trustee shall:

               (a) Perform all of its functions pursuant to this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

               (b)  Hold and administer the Trust Fund in trust.

               (c) Furnish such information with respect to the Trust Fund, including valuations, as the Administrator or Investment Manager may reasonably request.

               (d) Cooperate with, and furnish the necessary information for, the performance measuring services the Company retains from time to time to monitor the investment activities of the Trust Fund.

               (e) Maintain accurate and detailed accounts of all investments, receipts, disbursements and all other transactions affecting all or any portion of the Trust Fund. All accounts, books and records relating to these transactions shall be open to inspection and audit at any time during business hours by any person designated by the Company or the Administrator.

               (f) Within 60 days following the close of each calendar quarter or at such other time as agreed upon by the Company and the Trustee, and within 60 days after the removal or resignation of the Trustee (as provided in Article
9), file with the Company a written account listing all investments, receipts, disbursements and other transactions effected by it during such period or during the period from the last written accounting to the date of such removal or resignation. That accounting shall state the current book and market values of the Trust Fund. If the Trustee invests a part or all of the assets of the Trust Fund in one or more contracts issued by an insurance company, delivery of the insurance company's annual report shall satisfy the requirements of this subsection as to assets so invested. The Trustee shall use such valuation methods for purposes of valuing the Trust Fund as required by any regulations issued by the Department of Labor under ERISA regarding the valuation of securities or other assets for purposes of the reports required by ERISA.

          5.2 CONTRIBUTIONS TO THE PLAN. The Trustee shall have no duty or authority to inquire into the accuracy or sufficiency of any contribution or the source of any contribution, or to take any action to compel the Company to contribute to the Plan.

          5.3 PAYMENTS FROM THE TRUST FUND. The Trustee shall pay amounts from the Trust Fund as directed by the Administrator, in writing or as otherwise agreed to by the Administrator and Trustee, to provide for payments pursuant to the Plan or the payment or reimbursement for expenses

                                       5-1
of administering the Plan or Trust Fund. The Administrator's directions to the Trustee shall specify the person or entity to whom payment should be made, the manner of payment, the amount of the payment and the purposes of the payment. The Trustee shall make payments either directly to persons certified by the Administrator to be entitled to them or to the Administrator or its delegate for transmittal to such persons or as otherwise directed by the Administrator. The Trustee shall be liable for failure to make any payment of any kind only if the Trustee has been directed by the Administrator to make such payment and funds sufficient to make such payment are available to the Trustee from the Trust Fund. The Trustee shall not be responsible for the application of any payments directed by the Administrator, for the adequacy of the Trust Fund to meet and discharge any liabilities arising pursuant to the Plan or for ascertaining whether such payments are in compliance with the terms of the Plan.

          If the Trustee makes a payment as described in this section, the amount paid shall no longer constitute a part of the Trust Fund unless the payment is for a contract or other asset intended to be a part of the Trust Fund.

                                       5-2

                                      ARTICLE 6

                                  Powers of Trustee

          In addition to the powers stated elsewhere in this Agreement, the Trustee shall have the following powers and authority in the control of the Trust Fund (all consistent with direction by the Company, its delegate, an Investment Manager or a Participant pursuant to Article 3):

               (a) To purchase, subscribe for and retain any securities or other property held by it, including units of shares in any mutual fund, including any such fund operated by the Trustee or an officiate thereof.

               (b) To sell, exchange, convey, transfer or otherwise dispose of, and also to grant options with respect to, any securities or other property held by it, by private contract or at public auction. Any sale may be made for cash or upon credit, or partly in cash and partly on credit. No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expedience or propriety of any such sale or other disposition.

               (c) To surrender for cash value any contracts issued by an insurance company which may at any time constitute a part of the Trust Fund.

               (d) To purchase and sell contracts or other properties through such broker or brokers as the Trustee may choose, unless directed otherwise by the Company.

               (e) To vote any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to appoint one or more individuals or corporations as voting trustees under voting trust agreements and, pursuant to such voting agreements, to delegate to such voting trustees discretion to vote; to exercise any conversion privileges, subscription rights, or other options, and to make any payments incidental thereto; to oppose, consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to property held as part of the Trust Fund. The foregoing notwithstanding, an Investment Manager appointed to manage any assets of the Trust Fund (and not the Trustee) shall have the authority to take the actions described in this paragraph (e) with respect to such assets.

               (f) To cause any securities or other property to be registered in its own name or in the name of its nominee without designating the same as trust property, and to hold any investments in bearer form. The books and records of the Trustee, however, shall at all times show that all such investments are part of the Trust Fund. Any such registration or holding by the Trustee shall not relieve it from its responsibility for the safe custody and disposition of the Trust Fund in accordance with the terms and provisions of this Agreement.

               (g) To borrow or raise money for the purposes of the Trust in the amount and upon the terms and conditions the Trustee deems advisable. The Trustee may also issue its

                                       6-1
promissory note as the Trustee and secure the repayment of any sum so borrowed by creating a security interest in all or any part of the Trust Fund. No person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expedience or propriety of any such borrowing. The Trustee, in its capacity as trustee, may also borrow from itself, provided in such case the interest charged on the loan does not exceed the prevailing interest rate for a loan of the type made and the loan is not prohibited by applicable law.

               (h) To hold cash uninvested for such length of time as the Trustee deems prudent and in the best interests of the trust crated by this Agreement, without liability for interest on such amounts, to facilitate disbursements or for other operational reasons. The Trustee may deposit any cash it receives or holds pursuant to this Agreement with itself in its commercial banking or savings department, or with any other bank trust company or other financial institution, including those affiliated in ownership with the Trustee, under such provisions with respect to interest as may be permitted by law.

               (i) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance, including but not limited to, deeds, leases, mortgages, conveyances, contracts, waivers and releases, and any and all other instruments that may be necessary or appropriate to carry out the powers granted by this Agreement.

               (j) To renew or extend or participate in the renewal or extension of any mortgage, upon such terms as the Trustee deems advisable. The Trustee may agree to a reduction in the rate of interest on any mortgage or to any other modification or change in the terms of any mortgage, or of any guarantee pertaining to any such mortgage, in any manner and to any extent it deems advisable for the protection of the Trust Fund or the preservation of the value of the investment. The Trustee may waive any default, whether in the performance of any covenant or conditions of any mortgage or in the performance of any guarantee, or enforce any such default in the manner and to the extent it deems advisable. The Trustee may exercise and enforce any and all rights of foreclosure, bid on property in foreclosure, take a deed in lieu of foreclosure (with or without paying consideration therefor) and, in connection therewith, release the obligation on the bond secured by such mortgage. The Trustee may exercise and enforce, in any action, suit or proceeding at law or in equity, any rights or remedies with respect to any such mortgage or guarantee.

               (k) To employ suitable agents and counsel, including but not limited to, individuals who may be agents or counsel for the Company, and to pay their reasonable expenses and compensation if not paid directly by the Company.

               (l) To act at any time and in any jurisdiction without bond or other security to insure the faithful performance of its duties, except as required by ERISA or other applicable law.

               (m) To continue to have and to exercise after the termination of the Plan and until final distribution, all of the title, powers, discretions, rights and duties conferred or imposed upon the Trustee by this Agreement or by law.

                                       6-2

               (n) To commence, maintain or defend any litigation or legal or proceedings in connection with and, with the consent of the Company to settle, compromise or submit to arbitration, any claims, debts or damages due or owing to or from the Trust Fund.

                                       6-3

                                       ARTICLE 7

                           Compensation, Expenses and Taxes

          7.1 PAYMENT OF COMPENSATION AND EXPENSES. The Trustee shall be paid the reasonable compensation and shall be reimbursed for the reasonable expenses as the Trustee and the Company may agree upon in writing, from time to time. Such compensation and expenses may be paid by the Company or all participating employers in the proportion determined by the Company and, if not so paid, shall be charged to the Trust Fund. However, an employee of the Company receiving full-time pay from the Company shall not be paid any compensation from the Trust Fund for serving as Trustee.

          7.2 PAYMENT OF TAXES. The Trustee shall pay from the Trust Fund all taxes of any and all kinds whatsoever that may be levied or assessed upon, or in respect of, the Trust Fund or its income pursuant to existing or future laws.

                                         7-1

                                       ARTICLE 8

                      Protection, Indemnification and Litigation

          8.1 LIMITATION OF LIABILITY. Except for such liability as is imposed by Title I of ERISA, neither the Company, its delegate, the Trustee nor an Investment Manager shall be liable for the making, retention or sale of any investment, nor for any loss to, or diminution of the Trust Fund, unless due to its own negligence, misconduct or lack of good faith.

          8.2 RELIANCE UPON VERIFIED COMMUNICATIONS. The Administrator, the Company and any Investment Manager shall each provide the Trustee with a verified certification identifying the person or persons authorized to give instructions or directions on its behalf. Such certification shall be effective until a verified revocation is filed with the Trustee. The Trustee may rely upon any verified communication by the persons identified with respect to any instruction or direction of the Administrator or an Investment Manager and may continue to rely upon such verified communication until a subsequent verified communication is filed with the Trustee. The Trustee may act upon any instrument, verified communication or paper it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such document, and the Trustee may accept the document as conclusive evidence of the truth and accuracy of the statements it contains.
All certifications, revocations or other communications made pursuant to this section 8.2 shall be verified in writing or as otherwise agreed to by the Company and Trustee.

          8.3 LIABILITY OF TRUSTEE. The Trustee, and its directors, officers, employees, agents and affiliates shall not be liable for:

               (a) Any loss, expense, cost, liability or attorneys' or other legal fees it incurs or suffers resulting from or incident to any claimed breach of fiduciary duty by the Trustee acting in its official capacity as a direct or indirect result of:

                    (1) Any act or omission done (or alleged to have been done or omitted) in good faith by or on behalf of the Trustees in connection with the Plan or Trust in reliance upon verified directions (or absence of verified directions) of the Company, Administrator or any Investment Manager; or

                    (2) The failure of the Company, Administrator or any other fiduciary under the Plan or Trust, directly or through its agents, to adequately, carefully and diligently discharge their respective duties and responsibilities under the Plan, Trust and ERISA, provided the Trustee did not act negligently, dishonestly or in willful violation of the law or regulation under which such loss, expense, cost or liability arose.

               (b) Any liability resulting from or incident to any claimed interest in a payment from the Trust Fund which may be asserted by any person or persons under the community property or other laws of any state if the Trustee has acted in good faith in reliance on a written direction of the Administrator.

                                       8-1

          8.4 INDEMNIFICATION OF COMPANY. The Trustee agrees to indemnify the Company and its directors, officers and employees for any loss, expense, cost or liability suffered or incurred by any of them as a result of (a) any breach of the duties imposed upon the Trustee by this Agreement or applicable law or (b) the failure of the Trustee to qualify as an entity eligible to serve as Trustee of the Trust Fund pursuant to applicable law.

          8.5 TRUSTEE LITIGATION. Notwithstanding any other provision herein to the contrary, the Trustee shall not be required to institute suit or maintain any litigation to collect the proceeds of any insurance or other contract forming a part of the Trust Fund or unless the Trust Fund holds sufficient funds for this purpose, or unless the Trustee has been indemnified to its satisfaction for its counsel fees, costs, disbursements, and all other expenses and liabilities to which it may be subjected by such suit. Furthermore, the Trustee may utilize the proceeds of any contract to meet expenses incurred in enforcing payment of such contract.

          The Trustee shall not be obligated to participate in any suit or legal or administrative proceeding which would subject it to expense or liability (unless such suit involves any alleged breach of fiduciary duty by the Trustee) unless it is first indemnified of the Company in an amount and manner satisfactory to the Trustee or is furnished with funds sufficient, in its sole judgment, to cover any such expense or liability.

                                       8-2

                                       ARTICLE 9

                          Resignation and Removal of Trustee

          9.1 REMOVAL BY COMPANY. The Trustee may be removed by the Company at any time upon 30 days' prior written notice to the Trustee.

          9.2 RESIGNATION OF TRUSTEE. The Trustee may resign at any time upon 30 days' prior written notice to the Company.

          9.3 APPOINTMENT OF SUCCESSOR TRUSTEE BY COMPANY. Upon the removal or resignation of any Trustee who is the sole trustee, the Company shall appoint a successor trustee who shall have the same powers and duties as those conferred upon the Trustee by this Agreement. Upon acceptance of that appointment by the successor trustee, the Trustee shall assign, transfer and promptly pay over to the successor trustee the funds and properties then constituting the Trust Fund. In connection with any such assignment, transfer or payment, the Trustee shall cause any part of the Trust Fund held in any commingled trust to be withdrawn on the next available withdrawal date under that commingled trust. The Trustee shall not be entitled to any termination charge.

          9.4 APPOINTMENT OF SUCCESSOR TRUSTEE BY COURT. In the event the Company fails to appoint a successor trustee as required by section 9.3 within a reasonable time after the Trustee's resignation or removal, the Trustee may apply to a court of competent jurisdiction to name a successor trustee. Upon appointment by the Court, the successor trustee shall have the same powers and duties as those conferred upon the Trustee by this Agreement. Upon acceptance of such appointment by the successor trustee, the Trustee shall assign, transfer and pay over to the successor trustee the funds and properties then constituting the Trust Fund.

          9.5 DUTY OF COMPANY AND TRUSTEE TO SUCCESSOR TRUSTEE. Upon request of a successor trustee, the Company and the Trustee shall execute and deliver such instruments of conveyance and do such other things as may reasonably be required to fully and certainly vest and confirm in the successor trustee all of the right to, title in and interest in the Trust Fund previously held by the retiring trustee.

          9.6 MERGERS AND CONSOLIDATIONS INVOLVING TRUSTEE. In the case of a corporate Trustee, any corporation into which any such Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any Trustee may be a party, or any corporation to which all or substantially all the trust business of any Trustee may be transferred, shall be successor of such Trustee without the performance of any further act.

                                       9-1

                                     ARTICLE 10

                                      Amendment

          The Company shall have the right at any time, and from time to time to amend this Agreement:

               (a) In the manner it deems necessary or advisable to cause this Agreement and the Plan to qualify or continue to qualify pursuant to the provisions of Code section 401(a) and be exempt from taxation pursuant to the terms of Code section 501(a). Any such amendment may by its terms be retroactive to the extent permitted by applicable law.

               (b) In any other manner provided (1) no such amendment shall authorize or permit any part of the Trust Fund to be used for or diverted to purposes other than those stated in section 2.2, (2) no such amendment may cause or permit any portion of the Trust Fund to revert to or become the property of the Company (except as permitted by Article 11 below), and (3) no such amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee's written consent.

          Any amendment to this Agreement shall become effective (unless retroactively effective as described in paragraph (a)) upon delivery of a written instrument, executed by persons duly authorized, to the Trustee and upon endorsement by the Trustee of its receipt and of its written consent, if such consent is required.

                                       10-1

                                     ARTICLE 11

                                     Termination

          11.1 TERMINATION BY THE COMPANY. The Company shall have the right to terminate the Trust Fund and this Agreement at any time by delivering to the Trustee written notice of such termination.

          11.2 MERGER, CONSOLIDATION OR TRANSFER OF ASSETS OF THE COMPANY. In the event of the merger or consolidation of the Company with or into any other corporation or in case substantially all of the assets of the Company shall be transferred to another corporation the following shall apply:

               (a) If the surviving or transferee corporation has, or shall then establish, a retirement income trust for the benefit of its employees qualified under Code section 401(a) and exempt under Code section 501(a), the portion of the Trust required to satisfy liabilities with respect to Participants who continue in the employ of the surviving or transferee corporation may be turned over to the trustee of the trust of the surviving or transferee corporation upon direction of the Company.

               (b) If the surviving or transferee corporation adopts the Plan and this Agreement (either formally or by operation of law) and assumes all the related liabilities, the Trust Fund and this Agreement shall continue as if there had been no such merger, consolidation or transfer of assets.

               (c) If the surviving or transferee corporation does not have and does not establish a qualified trust and does not adopt the Plan and this Agreement, to the extent that Participants do not continue in the employ of the surviving or transferee corporation or to the extent that the assets of the Trust Fund cannot be transferred to another trust, the provisions of section
11.3 shall apply.

          11.3 PROCEDURES UPON TERMINATION. Upon the occurrence of any of the circumstances described in section 11.1 or 11.2 above, the Administrator shall instruct the Trustee to appraise the value of the Trust Fund and shall instruct the Trustee concerning allocation and distribution of the Trust Fund.

          11.4 REVERSION OF TRUST FUND. The Company shall have no right, title, or interest in the Trust Fund, nor shall any part of the Trust Fund revert to the Company directly or indirectly, except as otherwise provided in the Plan or Trust.

          11.5 DISCHARGE OF TRUSTEE. Upon making final distribution, the Trustee shall be discharged from all obligations under the Trust.

                                       11-1

                                     ARTICLE 12

                                  General Provisions

          12.1 INDIVIDUAL'S RIGHTS; ACQUITTANCE. Neither the establishment of the Trust Fund created by this Agreement, nor any modification to the Trust Fund, nor the creation of any fund or account, nor the issuance of any annuity policy, nor the payment of any benefits, shall be construed as giving any person any legal or equitable right against (a) the Company, (b) any director, officer or employee of the Company, (c) the Administrator (or its directors, officers, members, agents or employees), (d) any Investment Manager, (e) the Trustee, or
(f) any insurance company, except as provided by the terms of any such annuity policy, the Plan or applicable law. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by this Agreement.

          12.2 NONALIENATION OF BENEFITS. Except with respect to any indebtedness owing to the Trust Fund or payment required pursuant to a qualified domestic relations order as defined by the Code, benefits payable from the Trust Fund shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, ledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, except to the extent provided by law or the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to Plan benefits shall be void.

          12.3 EXERCISE OF AUTHORITY BY THE COMPANY. Whenever the Company, under the terms of this Agreement, is permitted or required to do or perform any act, or matter or thing, it shall be done and performed by its Board of Directors or by any officer or agent of the Company duly authorized by its Board of Directors.

          12.4 EXERCISE OF DISCRETION OF CORPORATE TRUSTEE. Any judgment or discretion to be exercised by the Trustee pursuant to this Agreement may, in the case of a corporate Trustee, be exercised by any officer or agent duly authorized by its Board of Directors.

          12.5 QUALIFICATION. Subject to any amendment to this Agreement which specifically expresses a contrary intention, the trust existing pursuant to this Agreement is intended to be exempt from income tax pursuant to Code section 501(a) and shall be construed to carry out that intention. The Trustee shall take no action which would adversely affect the tax-exempt status of the trust. The Trustee may demand assurances satisfactory to it that any action which it is directed to take will not adversely affect the tax-exempt status.

          12.6 SEVERABILITY. In the event any provision of this Agreement shall be considered illegal or invalid for any reason, the illegal or invalid provision shall not affect the remaining provisions of this Agreement. The illegal or invalid provisions shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Agreement. Any provision of this Agreement providing for any indemnification or limitation upon the liability of any person or entity shall be construed to be fully effective except

                                       12-1
to the extent that such construction would relieve any person from responsibility or liability for any responsibility, obligation or duty imposed by Part 4, Title I of ERISA.

          12.7 COMMUNICATIONS. Any communication by any party to this Agreement which is required or permitted by this Agreement shall be deemed sufficiently given or served if in writing and delivered to the party to whom addressed or, with postage prepaid, addressed to such party as shown on the records of the sender. Any communication required or permitted by this Agreement shall be deemed to have been received on the date of mailing or other delivery.

          12.8 WAIVER OF NOTICE. Any notice required under this Agreement may be waived by the person entitled to such notice.

          12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and no other counterpart need be produced.

          IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed by their respective duly appointed officers as of the 1st day of August, 1998.

                              RECYCLING INDUSTRIES, INC.

                              BY_____________________________________
                              Its:_____________________________________

                              CENTRAL BANK & TRUST CO.,
                              Trustee

                              BY______________________________________
                              Its:______________________________________

                                       12-2